EXHIBIT 99.1

Sucampo Reports Fourth Quarter and Full Year 2014 Financial Results and Corporate Update

Strong Year-over-Year Revenue and Sales Growth for AMITIZA

Significant Progress on Pipeline Programs and Strategic Plan

Net Income and EPS Excluding Special Items in Line with 2014 Guidance

Sucampo Provides 2015 Earnings Guidance

Company to host conference call today at 8:30 am Eastern

BETHESDA, Md., March 4, 2015 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (Nasdaq:SCMP) today reported consolidated financial results for the fourth quarter and full year ended December 31, 2014.

For the fourth quarter of 2014, Sucampo reported year-over-year growth of 54% to $37.8 million in total revenue, including 25% growth to $18.6 million in product royalty revenue from sales of AMITIZA in the U.S. and 44% growth to $7.4 million in product sales revenue of AMITIZA in Japan. Included in total revenue and contract and collaboration revenue for the fourth quarter of 2014 is an upfront payment from Takeda Pharmaceuticals (Takeda) related to the global license, development, commercialization and supply agreement (Global Takeda Agreement) for AMITIZA® (lubiprostone). Sucampo recognized $8.0 million of the $14.0 million of the upfront payment in the fourth quarter of 2014. Excluding this upfront payment, Sucampo reported year-over-year growth of 22% in total revenue for the fourth quarter of 2014.

Sucampo reported GAAP net income of $9.3 million and fully-diluted earnings per share (EPS) of $0.21 during the fourth quarter of 2014. Sucampo also reported GAAP net income of $13.1 million and fully-diluted EPS of $0.29 for the full year of 2014. Excluding special items, Sucampo reported non-GAAP net income of $17.9 million and fully-diluted EPS of $0.40 for the full year of 2014, both in line with prior issued guidance. Reconciliations for the fourth quarters and full years 2013 and 2014 are included in the financial section.

"In 2014, following a detailed review of our business and opportunities, Sucampo took significant steps to implement our corporate strategy by securing the foundation of our AMITIZA revenues, focusing the organization, strengthening our scientific capabilities, and prioritizing our development pipeline," said Peter Greenleaf, Chief Executive Officer of Sucampo. "We have already executed on these near-term priorities in our strategy, while achieving strong financial results for our shareholders. As we look to the future, we remain focused on operational excellence with an eye toward continued revenue growth and the progression and diversification of our development pipeline."

Fourth Quarter 2014 Operational Review

AMITIZA

United States (U.S.)

  AMITIZA total prescriptions were 354,354, an increase of 5%, compared to the fourth quarter of 2013. Net sales of AMITIZA, reported by Takeda for royalty calculation purposes, increased 17% to $91.1 million for the fourth quarter of 2014, compared to $78.0 million in the same period of 2013. Net sales of AMITIZA, reported by Takeda for royalty calculation purposes, increased 18% to $331.6 million for the full year of 2014, compared to $282.1 million in the same period of 2013.
  Sucampo, Takeda and R-Tech Ueno, Ltd. (R-Tech) entered into a settlement and license agreement with Anchen Pharmaceuticals, Inc., Par Pharmaceutical, Inc. (Par) and Par Pharmaceutical Companies, Inc. that resolved the patent infringement litigation among the parties related to AMITIZA 8 mcg and 24 mcg soft gelatin capsules for chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). In addition, Sucampo and Takeda amended our existing collaboration and license agreement and associated agreements covering the U.S. and Canada for AMITIZA. As a result of these agreements, among other changes, starting in 2021, Sucampo will split the gross profits from the sale of the generic or authorized generic version of AMITIZA 8 mcg and 24 mcg soft gelatin capsules for CIC and IBS-C by Par and split annual net sales revenue of the branded versions of AMITIZA with Takeda. In the event Par chooses to launch an authorized generic version, Sucampo will supply Par under a manufacturing and supply agreement at a negotiated supply price.
  Sucampo, R-Tech, Takeda, and certain affiliates of Takeda filed a patent infringement lawsuit in the U.S. District Court for the District of New Jersey against Dr. Reddy's Laboratories, Ltd. and Dr. Reddy's Laboratories, Inc. (collectively, Dr. Reddy's) related to an Abbreviated New Drug Application (ANDA) that Dr. Reddy's filed with the U.S. Food and Drug Administration (FDA) to market, sell and use a generic version of the 8 mcg and 24 mcg AMITIZA soft gelatin capsule products. Under the Hatch-Waxman Act, as a result of the patent infringement lawsuit, final FDA approval of Dr. Reddy's ANDA will be stayed up to 30 months from the date of receipt of the notice letter.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Abbott Japan Co., Ltd. (Abbott) increased 44% to $7.4 million for the fourth quarter of 2014, compared to the same period of 2013. Sucampo's revenue from sales of AMITIZA to Abbott increased 103% to $32.1 million for the full year of 2014, compared to the same period of 2013.
  We entered into a Global Takeda Agreement which expanded Takeda's exclusive rights to commercialize AMITIZA in the E.U. and all other global markets outside of the U.S., Canada, Japan and the People's Republic of China. Upon signing this agreement, we received an upfront payment of $14 million. Sucampo is responsible for the first $6 million in development expenses with Takeda responsible for all development activities and subsequent expenses. We also signed an exclusive global manufacturing and supply agreement with R-Tech for clinical and commercial supplies of AMITIZA in most global markets.
  Early in 2015, the European Mutual Recognition Procedure (MRP) for AMITIZA for the treatment of CIC was successfully completed in Austria, Belgium, Germany, Italy, Ireland, Luxembourg, Netherlands and Spain, resulting in a recommendation for marketing authorization. Following the positive MRP outcome, each member state is expected to issue a national marketing authorization. In February 2015, Ireland became the first of these countries to issue a marketing authorization.
  In Canada, Sucampo's New Drug Submission for AMITIZA for CIC and opioid-induced constipation (OIC) indications with Health Canada was accepted. A decision is anticipated in the second half of 2015.

Research and Development

  In February 2015, the first patient was dosed in a phase 2 trial of cobiprostone for non-erosive reflux disease (NERD) in proton pump inhibitors refractory patients.
  In October 2014, four abstracts on lubiprostone were presented at the American College of Gastroenterology 2014 Annual Scientific Meeting.
  Sucampo decided not to pursue further clinical development of the intravenous and oral versions of the ion channel activators that were in development for lumbar spinal stenosis (LSS) after determining that the commercial potential did not warrant further investment into this program.

Corporate

In the fourth quarter 2014 and in early 2015, we expanded our management team and board of directors with the following seasoned industry executives:

  Andrew Smith, FCMA, CGMA was appointed Chief Financial Officer. Mr. Smith previously served as Vice President, Operations & Finance of Sucampo.
  John H. Johnson and Robert J. Spiegel, M.D., FACP, were appointed to board of directors.
  Peter Kiener, D. Phil was appointed Chief Scientific Officer.
  Matthias Alder was appointed Executive Vice President, Business Development & Licensing.
  Steven Caffé, M.D. was appointed Senior Vice President, Regulatory Affairs.

On December 22, 2014, Sucampo received a notice letter of an ANDA filed by Par for RESCULA® (unoprostone isopropyl) ophthalmic solution 0.15% indicated for the lowering of intraocular pressure in patients with open-angle glaucoma or ocular hypertension and in February 2015 Sucampo reached an agreement with Par in which Sucampo would grant Par a license in certain circumstances prior to the date of the last expiring patent. Under such license, Par will split with Sucampo the gross profits of the generic or authorized generic version sold during the term of the agreement, which continues until the last of Sucampo patents relating to RESCULA have expired. In the event Par elects to so launch an authorized generic, Sucampo will supply Par under the terms of a manufacturing and supply agreement at a negotiated supply price.

Fourth Quarter and FY 2014 Financial Review

  GAAP net income was $9.3 million, or $0.21 per diluted share, for the fourth quarter of 2014 compared to a GAAP net income of $2.3 million, or $0.05 per diluted share, in the same period in 2013. GAAP net income was $13.1 million, or $0.29 per diluted share, for the full year of 2014 compared to a GAAP net income of $7.0 million, or $0.16 per diluted share, in the same period in 2013.
  Total revenues were $37.8 million for the fourth quarter of 2014 compared to $24.5 million in the same period in 2013, an increase of 54%. Total revenues were $115.5 million for the full year of 2014 compared to $89.6 million in the same period in 2013, an increase of 29%. The increase for both periods was primarily due to higher royalty revenue on AMITIZA net sales in the U.S., the growth of AMITIZA sales in Japan and the previously mentioned $8.0 million recognized in contract and collaboration revenue from Takeda. The increase for full year of 2014 also included the $2.5 million milestone from Abbott and was offset by the 2013 receipt of the $10.0 million milestone payment from Takeda upon the first commercial sale of AMITIZA for OIC.
  Costs of goods sold were $4.1 million for the fourth quarter of 2014 compared to $2.9 million for the same period of 2013, an increase of 39%. The increase was primarily due to increased volume of AMITIZA product sales in Japan. Costs of goods sold were $16.3 million for the full year of 2014 compared to $12.4 million for the same period of 2013, an increase of 31%. The increase for the full year was primarily due to increased volume of AMITIZA product sales in Japan partially offset by the $3.0 million non-cash write-off of RESCULA inventory in the prior year which did not reoccur.
  R&D expenses were $5.9 million for the fourth quarter of 2014 compared to $7.0 million for the same period of 2013, a decrease of 16%. R&D expenses were $20.6 million for the full year of 2014 compared to $21.5 million for the same period of 2013, a decrease of 4%. The decrease for both periods was primarily due to the discontinuation of our clinical studies for LSS, which were ongoing in 2013, but finished in the first half of 2014. This was partially offset by increased costs for lubiprostone and cobiprostone development and additional personnel.
  G&A expenses were $7.7 million for the fourth quarter of 2014 compared to $6.8 million for the same period of 2013, an increase of 13%. G&A expenses were $31.2 million for the full year of 2014 compared to $25.4 million for the same period of 2013, an increase of 23%. The increase for both periods was primarily due to a significant increase in legal fees incurred in prosecuting the Par patent infringement lawsuit, partially offset by a reduction in pharmacovigilance costs that were associated with launching AMITIZA in Japan in 2013.
  Selling & Marketing expenses were $3.1 million for the fourth quarter of 2014 compared to $5.1 million for the same period of 2013, a decrease of 40%. Selling & Marketing expenses were $14.5 million for the full year of 2014 compared to $21.1 million for the same period of 2013, a decrease of 31%. The decrease for both periods was primarily due to the replacement of our U.S. in-house sales force with a lower-cost contract sales force in 2014. The decrease for the full year of 2014 included a $1.5 million non-cash write-off of RESCULA samples in 2013 that did not reoccur this year, partially offset by increased commercialization costs in 2014 for AMITIZA in Europe.

Earnings Excluding Special Items

There were no special items for the fourth quarter of 2014. Non-GAAP EPS for the fourth quarter of 2013 exclude RESCULA inventory write-off, sample non-cash write-off costs, and restructuring costs. Non-GAAP net income excluding special items for the fourth quarter of 2013 was $2.4 million, or $0.06 per diluted share.

Non-GAAP EPS for the full year 2014 exclude RESCULA intangible impairment costs and non-GAAP EPS for the full year 2013 exclude RESCULA inventory, sample non-cash write-off costs, and restructuring costs. Non-GAAP net income excluding special items for the full year 2014 was $17.9 million, or $0.40 per diluted share, compared to non-GAAP net income excluding special items of $9.4 million, or $0.22 per diluted share, for the full year of 2013.

A reconciliation of GAAP to non-GAAP net income and EPS is provided in the tables that follow.

(In thousands, except per share data)	Three Months Ended December 31, 2014	Year Ended December 31, 2014
EPS
GAAP Diluted EPS	$ 0.21	0.29
Difference[3]	--	0.11
Non-GAAP Diluted EPS that excludes RESCULA intangible non-cash impairment[1]	0.21	0.40

Net income
GAAP net income[2]	$ 9,283	$ 13,128
Difference	--	4,802
Non-GAAP net income that excludes RESCULA intangible non-cash impairment	9,283	17,930

Increase in net income due to excluded items:
Net increase in income before income taxes	$ --	$ 5,631
Estimated income tax expense	--	(829)
Increase in net income	--	4,802
__________________
1. Sucampo is providing certain 2014 non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors' understanding of Sucampo's performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.
2. Net income is attributable to Sucampo Pharmaceuticals, Inc. on a consolidated basis.
3. Represents the difference between calculated GAAP EPS and calculated non-GAAP EPS, which may be different than the amount calculated by dividing the impact of the excluded items by the weighted-average shares for the period.

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2014, cash, cash equivalents, restricted cash and investments were $110.0 million compared to $95.9 million at December 31, 2013. At December 31, 2014, notes payable were $25.8 million, compared to $52.7 million at December 31, 2013, including current notes payable of $8.2 million at December 31, 2014 and $26.9 million at December 31, 2013.

Guidance

Sucampo today provided earnings guidance for 2015. Sucampo expects full year 2015 GAAP net income to be in the range of $25.0 million to $30.0 million, or $0.55 to $0.65 per diluted share.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today at 8:30 am Eastern. To participate on the live call, please dial 866-515-2907 (domestic) or 617-399-5121(international) and use passcode 29558635, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 17930617. Investors interested in accessing the live audio webcast of the teleconference may do so at http://investor.sucampo.com and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About lubiprostone (AMITIZA®)

AMITIZA (lubiprostone) is a prostone, and is a locally acting chloride channel activator, indicated in the U.S. for the treatment of CIC in adults and OIC in adults with chronic, non-cancer pain (24 mcg twice daily). The effectiveness in patients with OIC taking diphenylheptane opioids (e.g., methadone) has not been established. AMITIZA is also indicated in the U.S. for irritable bowel syndrome with constipation (8 mcg twice daily) in women 18 years of age and older in the U.S. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g., educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About unoprostone isopropyl (RESCULA®)

In 2009 and 2011, Sucampo acquired development and commercialization rights to unoprostone isopropyl throughout the world except in Japan, Korea, Taiwan and the People's Republic of China. Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan and unoprostone isopropyl ophthalmic solution) 0.15% was subsequently approved in over 40 countries, including approval in 2000 by the FDA. RESCULA (unoprostone isopropyl ophthalmic solution) 0.15% is indicated for the lowering of intraocular pressure (IOP) in patients with open-angle glaucoma or ocular hypertension in the U.S.

In the fourth quarter of 2014, we ceased marketing RESCULA and in February of 2015 we alerted physicians that after the March 2015 expiration date, there will be no product available.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has one marketed product – AMITIZA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Bethesda, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo is the registered trademark and the tagline, The Science of Innovation, is a registered trademark of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG. RESCULA is a registered trademark of R-Tech Ueno, Ltd, and has been licensed to Sucampo AG.

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Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, future financial and operating results, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to develop and commercialize existing and pipeline products; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo's products; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this presentation should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 12, 2014 as well as its filings with the Securities and Exchange Commission on Form 10-Q and 8-K, which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31,
	2014	2013
ASSETS:

Current assets:
Cash and cash equivalents	$ 71,622	$ 44,102
Investments, current	22,393	16,003
Product royalties receivable	18,576	14,829
Accounts receivable, net	5,338	5,407
Deferred tax assets, current	476	2,028
Deferred charge, current	295	673
Restricted cash, current	213	26,115
Inventory	--	209
Prepaid expenses and other current assets	3,411	3,987
Total current assets	122,324	113,353

Investments, non-current	13,540	7,219
Property and equipment, net	763	1,156
Intangible assets, net	151	6,438
Deferred tax assets, non-current	571	1,212
Deferred charge, non-current	1,695	4,540
Restricted cash, non-current	2,224	2,471
Other assets	306	488
Total assets	$ 141,574	$ 136,877

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$ 4,143	$ 7,614
Accrued expenses	8,467	5,682
Deferred revenue, current	2,051	1,365
Collaboration obligation	6,000	--
Income tax payable	1,291	701
Notes payable, current	8,240	26,892
Other current liabilities	3,618	358
Total current liabilities	33,810	42,612

Notes payable, non-current	17,578	25,828
Deferred revenue, non-current	5,118	6,169
Deferred tax liability, non-current	820	2,066
Other liabilities	1,936	1,233
Total liabilities	59,262	77,908

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2014 and 2013; no shares issued and outstanding at December 31, 2014 and 2013	--	--
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2014 and 2013; 44,640,300 and 43,315,749 shares issued and outstanding at December 31, 2014 and 2013, respectively	446	432
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2014 and 2013; no shares issued and outstanding at December 31, 2014 and 2013	--	--
Additional paid-in capital	83,646	72,109
Accumulated other comprehensive income	14,265	15,601
Treasury stock, at cost; 524,792 shares at December 31, 2014 and 2013	(2,313)	(2,313)
Accumulated deficit	(13,732)	(26,860)
Total stockholders' equity	82,312	58,969
Total liabilities and stockholders' equity	$ 141,574	$ 136,877

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Revenues:
Research and development revenue	$ 1,965	$ 4,066	$ 7,246	$ 20,354
Product royalty revenue	18,575	14,829	62,775	52,100
Product sales revenue	7,680	5,431	33,252	16,425
Co-promotion revenue	1,339	--	3,360	61
Contract and collaboration revenue	8,198	164	8,817	654
Total revenues	37,757	24,490	115,450	89,594

Costs and expenses:
Costs of goods sold	4,106	2,945	16,269	12,402
Intangible assets impairment	--	--	5,631	--
Research and development	5,882	6,996	20,566	21,524
General and administrative	7,659	6,778	31,230	25,413
Selling and marketing	3,062	5,092	14,523	21,059
Total costs and expenses	20,709	21,811	88,219	80,398

Income from operations	17,048	2,679	27,231	9,196
Non-operating income (expense):
Interest income	66	61	172	124
Interest expense	(344)	(445)	(1,520)	(1,894)
Other income, net	1,107	1,314	1,250	3,517
Total non-operating income (expense), net	829	930	(98)	1,747

Income before income taxes	17,877	3,609	27,133	10,943
Income tax provision	(8,594)	(1,286)	(14,005)	(3,928)
Net income	$ 9,283	$ 2,323	$ 13,128	$ 7,015

Net income per share:
Basic	$ 0.21	$ 0.06	$ 0.30	$ 0.17
Diluted	$ 0.21	$ 0.05	$ 0.29	$ 0.16
Weighted average common shares outstanding:
Basic	43,921	41,929	43,691	41,716
Diluted	44,917	42,986	44,506	42,544

Comprehensive income:
Net income	$ 9,283	$ 2,323	$ 13,128	$ 7,015
Other comprehensive income (loss):
Unrealized loss on pension benefit obligation	(978)	--	(978)	--
Unrealized gain (loss) on investments, net of tax effect	(7)	18	(7)	2
Foreign currency translation	(393)	(180)	(351)	(567)
Total comprehensive income	$ 7,905	$ 2,161	$ 11,792	$ 6,450

Sucampo Pharmaceuticals, Inc.
Key Segment Information (unaudited)

(In thousands)	Americas	Europe	Asia	Consolidated
Three Months Ended December 31, 2014
Research and development revenue	$ 1,965	$ --	$ --	$ 1,965
Product royalty revenue	18,575	--	--	18,575
Product sales revenue	190	125	7,365	7,680
Co-promotion revenue	1,339	--	--	1,339
Contract and collaboration revenue	142	8,047	9	8,198
Total revenues	22,211	8,172	7,374	37,757
Cost of goods sold	69	50	3,750	3,869
Research and development expenses	4,001	495	864	5,360
Depreciation and amortization	87	12	7	106
Other operating expenses	7,034	3,895	445	11,374
Income (loss) from operations	11,020	3,720	2,308	17,048
Interest income	65	--	1	66
Interest expense	(310)	(9)	(25)	(344)
Other non-operating expense, net	13	106	988	1,107
Income (loss) before income taxes	$ 10,788	$ 3,817	$ 3,272	$ 17,877
Capital expenditures	$ 3	$ --	$ 1	$ 4

Three Months Ended December 31, 2013
Research and development revenue	$ 4,066	$ --	$ --	$ 4,066
Product royalty revenue	14,829	--	--	14,829
Product sales revenue	279	25	5,127	5,431
Co-promotion revenue	--	--	--	--
Contract and collaboration revenue	142	12	10	164
Total revenues	19,316	37	5,137	24,490
Cost of goods sold	123	3	2,819	2,945
Research and development expenses	4,644	1,138	1,214	6,996
Depreciation and amortization	193	168	10	371
Other operating expenses	8,543	2,526	430	11,499
Income (loss) from operations	5,813	(3,798)	664	2,679
Interest income	58	3	--	61
Interest expense	(1,427)	1,024	(42)	(445)
Other non-operating income (expense), net	(5)	3	1,317	1,315
Income (loss) before income taxes	$ 4,439	$ (2,768)	$ 1,939	$ 3,610
Capital expenditures	$ --	$ (5)	$ 20	$ 15

(In thousands)	Americas	Europe	Asia	Consolidated
Year Ended December 31, 2014
Research and development revenue	$ 7,246	$ --	$ --	$ 7,246
Product royalty revenue	62,775	--	--	62,775
Product sales revenue	741	422	32,089	33,252
Co-promotion revenue	3,360	--	--	3,360
Contract and collaboration revenue	566	8,212	39	8,817
Total revenues	74,688	8,634	32,128	115,450
Costs of goods sold	444	407	15,181	16,032
Intangible assets impairment	1,502	4,129	--	5,631
Research and development expenses	11,566	5,023	3,455	20,044
Depreciation and amortization	601	460	29	1,090
Other operating expenses	32,340	11,259	1,823	45,422
Income (loss) from operations	28,235	(12,644)	11,640	27,231
Interest income	132	6	34	172
Interest expense	(1,364)	(9)	(147)	(1,520)
Other non-operating expense, net	44	653	553	1,250
Income (loss) before income taxes	$ 27,047	$ (11,994)	$ 12,080	$ 27,133
Capital expenditures	$ 61	$ 2	$ 3	$ 66

Year Ended December 31, 2013
Research and development revenue	$ 20,354	$ --	$ --	$ 20,354
Product royalty revenue	52,100	--	--	52,100
Product sales revenue	556	62	15,807	16,425
Co-promotion revenue	61	--	--	61
Contract and collaboration revenue	566	46	42	654
Total revenues	73,637	108	15,849	89,594
Cost of goods sold	3,588	15	8,799	12,402
Research and development expenses	11,090	5,445	4,989	21,524
Depreciation and amortization	736	716	36	1,488
Other operating expenses	35,911	5,900	3,173	44,984
Income (loss) from operations	22,312	(11,968)	(1,148)	9,196
Interest income	112	11	1	124
Interest expense	(1,427)	(302)	(165)	(1,894)
Other non-operating expense, net	(14)	(166)	3,697	3,517
Income (loss) before income taxes	$ 20,983	$ (12,425)	$ 2,385	$ 10,943
Capital expenditures	$ 40	$ 105	$ 23	$ 168
CONTACT: Sucampo Pharmaceuticals, Inc.
         Silvia Taylor
         Senior Vice President, Investor Relations
         and Corporate Communications
         1-240-223-3718
         staylor@sucampo.com